UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 7, 2015 (December 31, 2014)

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue
12th Floor	10171
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2014, Baltic Trading Limited (the “Company”), entered into a new credit agreement  (the “Credit Agreement”) with Nordea Bank Finland plc, New York Branch (”Nordea”), as Administrative Agent (in such capacity, the “Agent”) and as Security Agent, Nordea and Skandinaviska Enskilda Banken AB (Publ) (“SEB”), as Mandated Lead Arrangers, Nordea, as Bookrunner, and the lenders (including Nordea and SEB) party thereto, providing  for a $148 million senior secured credit facility (the “Credit Facility”), which is comprised of a $115 million revolving credit facility (the “Revolving Credit Facility”) and a $33 million term loan facility (the “Term Loan Facility”).

Borrowings under the Revolving Credit Facility will be used to refinance the Company’s outstanding indebtedness under its existing $150 million senior secured revolving credit facility (the “2010 Credit Facility”) and the remaining amounts for general corporate and working capital purposes. Amounts borrowed and repaid under the Revolving Credit Facility may be re-borrowed. On January 7, 2015, the Company repaid all amounts outstanding under the 2010 Credit Facility using borrowings from the Revolving Credit Facility, and the total amount outstanding under the Credit Facility was $104.5 million as of such date.

Borrowings under the Term Loan Facility may be incurred pursuant to two single term loans (the “Term Loans”) in an amount of $16.5 million each that will each be used to finance, in part, the purchase price of two newbuilding vessels to be named the Baltic Scorpion and the Baltic Mantis. Amounts borrowed and repaid under the Term Loan Facility may not be re-borrowed.

The Credit Facility has a maturity date of December 31, 2019. Borrowings under the facility bear interest at London Interbank Offered Rate plus an applicable margin of 3.00% per annum. A commitment fee of 1.2% per annum is payable on the unused daily portion of the Credit Facility, which began accruing on December 31, 2014. The commitment under the Revolving Credit Facility is  subject to equal consecutive quarterly reductions of approximately $2.4 million each from June 30, 2015 through September 30, 2019.  Borrowings under the Term Loan Facility are subject to equal consecutive quarterly installment repayments commencing three months after delivery of the relevant newbuilding vessel, each in amount of 1/60th of the aggregate outstanding term loan. All remaining amounts outstanding under the Credit Facility must be repaid in full on the maturity date.

Borrowings under the Credit Facility are to be secured by liens on nine of the Company’s existing vessels that have served as collateral under the 2010 Credit Facility, the two newbuilding vessels mentioned above, and other related assets, including existing or future time charter contracts in excess of 36 months related to the foregoing vessels.

The Credit Facility requires the Company to comply with a number of customary covenants substantially similar to those in the 2010 Credit Facility, including financial covenants related to liquidity, leverage, consolidated net worth, and collateral maintenance.

Attached as Exhibit 99.1 is a copy of a press release of the Company pertaining to the Credit Facility, which is incorporated into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On January 2, 2015, the Company completed the acquisition of the Baltic Wasp, a 64,000 dwt Ultramax newbuilding vessel.  The Baltic Wasp is the second vessel delivered under the terms of agreements that the Company entered into with Yangfan Group Co., Ltd. to acquire four Ultramax drybulk carriers.  The Company paid a total purchase price of approximately $28 million for the vessel, which the Company financed with available cash and borrowings under the $16.8 million credit facility entered into on October 8, 2014 by the Company, the Company’s wholly-owned subsidiary, Baltic Wasp Limited, and ABN AMRO Capital USA LLC and certain of its affiliates.

Attached as Exhibit 99.1 is a copy of a press release of the Company pertaining to the Baltic Wasp, which is incorporated into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release dated January 7, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: January 7, 2015

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 7, 2015.